Exhibit 99.1

1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607 (813) 830-7700 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL:	AIH
Friday, November 10, 2006	TRADED:	AMEX
ABLEST INC. REPORTS INCREASED NET INCOME FOR THIRD QUARTER
     TAMPA, Fla., Nov. 10 — Ablest Inc. (Amex: AIH) today reported that net income for the fiscal third quarter ended October 1, 2006 increased to $396,000 or $0.13 per diluted share compared to $367,000 or $0.13 per diluted share for the similar period last year. Revenues were $34.7 million compared to $34.9 million in the 2005 third quarter.
     For the first 40 weeks of fiscal 2006 revenues increased 6.5 percent to $104.9 million from $98.5 million in the corresponding 39-week period of the prior year. Net income was $1.0 million or $0.35 per diluted share compared to $1.2 million equal to $0.41 cents per diluted share for the 39 weeks ended September 25, 2005. Increased selling, general and administrative expenses relating to both new offices and sales staff additions contributed to this reduction in 2006 net income as compared to the prior year.
     Kurt R. Moore, president and chief executive officer, said, “Third quarter 2006 revenues were essentially flat compared to the third quarter 2005 reflecting both the slowdown we are seeing in certain industries such as home building, furniture and consumer products and also our selective paring of customers not meeting our margin expectations. While 2006 year-to-date revenue increased only modestly, gross profit increased 10.6 percent versus the year-ago third quarter level and was up 7.2 percent over the previous quarter’s gross profit due to our strategy execution and servicing efforts to improve pricing and margins across the company.”
About Ablest
     Ablest is a leader in workforce services; creating and delivering local solutions that enable companies to compete and win in an ever-changing business world. Services are provided through its Staffing Services and Professional Services Divisions. Staffing Services offers customers a range of employment services in the office and light industrial sectors including employee assessment and selection, training, managed services and vendor-on-premise (VOP) programs. Professional Services offers employment and consulting services in the Information Technology and Finance and Accounting sectors. Ablest’s Services focus on improving customer performance in the areas of quality, efficiency and cost-reduction within their workforce. Ablest supplies more than 37,000 field employees and consultants to approximately 2,000 businesses annually through 60 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the company’s business.
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PAGE 2 / ABLEST INC. REPORTS INCREASED NET INCOME FOR THIRD QUARTER
ABLEST INC.
Condensed Statements of Income
(amounts in thousands except share and per share data)
(Unaudited)

	Thirteen		Forty	Thirty Nine
	Week		Week	Week
	Periods Ended		Period Ended	Period Ended
	Oct 1, 2006	Sept 25, 2005	Oct 1, 2006	Sept 25, 2005

Net service revenues	$34,672	$34,873	$104,876	$98,459
Cost of services	28,491	29,107	86,642	81,974

Gross profit	6,181	5,766	18,234	16,485

Selling, general and administrative expenses	5,528	5,177	16,545	14,541

Operating income	653	589	1,689	1,944

Other:
Interest income, net	13	—	22	—
Miscellaneous income (expense), net	—	1	21	(2)

Other income (expense)	13	1	43	(2)

Income before income taxes	666	590	1,732	1,942

Income tax expense	270	223	703	737

Net income	$396	$367	$1,029	$1,205

Basic net income per common share	$0.13	$0.13	$0.35	$0.42

Diluted net income per common share	$0.13	$0.13	$0.35	$0.41

Weighted average number of common shares in computing net income per common share
Basic	2,879,566	2,863,168	2,879,073	2,860,418

Diluted	2,972,953	2,930,644	2,961,314	2,922,079

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PAGE 3 / ABLEST INC. REPORTS INCREASED NET INCOME FOR THIRD QUARTER
ABLEST INC.
Condensed Balance Sheets
(amounts in thousands except share data)
(Unaudited)

	October 1, 2006	December 25, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,251	$1,931
Accounts receivable, net	16,301	18,760
Prepaid expenses and other current assets	704	469
Current deferred tax asset	1,017	1,246

Total current assets	22,273	22,406

Property and equipment, net	2,661	1,732
Deferred tax asset	867	863
Goodwill	1,283	1,283
Other assets	63	171

Total assets	$27,147	$26,455

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$203	$841
Accrued insurance	2,417	2,536
Accrued wages	2,948	2,738
Other current liabilities	518	514

Total current liabilities	6,086	6,629

Other liabilities	265	432

Total liabilities	6,351	7,061

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at October 1, 2006 and December 25, 2005	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,387,118 and 3,334,344 shares issued and outstanding including shares held in treasury at October 1, 2006 and December 25, 2005, respectively	169	167
Additional paid-in capital	5,636	5,265
Retained earnings	17,101	16,072
Treasury stock at cost; 457,729 shares held at October 1, 2006 and December 25, 2005	(2,110)	(2,110)

Total stockholders’ equity	20,796	19,394

Total liabilities and stockholders’ equity	$27,147	$26,455

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SOURCE:	Ablest Inc.
CONTACT:	John Horan, Vice President and Chief Financial Officer
813/830-7700 or jhoran@ablest.com/